Carla Baca
Associate Vice President, Investor Relations
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES FIRST QUARTER DIVIDEND
NASHVILLE, Tennessee, April 30, 2019 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended March 31, 2019. This dividend, in the amount of $0.30 per share, is payable on May 30, 2019 to shareholders of record on May 15, 2019.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of December 31, 2018, the Company owned 199 real estate properties in 27 states totaling 14.8 million square feet and was valued at approximately $4.9 billion. The Company provided leasing and property management services to 11.2 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.